Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

         We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 1 to Registration Statements on Form S-8 (Nos. 333-92327, 333-31696 and 333-48364) of Applied Digital Solutions, Inc. of our report dated March 15, 2001, except as to Notes 2 and 13 which are as of November 14, 2001, relating to the financial statements and financial statement schedule, which appears in Applied Digital Solutions, Inc.'s Current Report on Form 8-K dated November 16, 2001. These financial statements and our report in such Form 8-K update those financial statements that appeared in Applied Digital Solutions, Inc.'s Annual Report on Form 10-K for the year ended December 31, 2000 to address issues relative to Applied Digital Solutions, Inc.'s ability to continue as a going concern.

/S/ PRICEWATERHOUSECOOPERS LLP

PricewaterhouseCoopers LLP
St. Louis, Missouri
November 15, 2001